Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Regulation A Offering Statement of RSE Collection, LLC on Form 1-A (No. 024-10717) of our report dated April 30, 2019, on our audits of the Company and each listed Series’ financial statements as of December 31, 2018 and 2017 and for each of the years then ended, which report is included in this Annual Report on Form 1-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company and each listed Series’ ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

April 30, 2019